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                                                                    Exhibit 8(d)

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT

     THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is signed as of __________________, 2003 by Fund Asset Management, L.P. (the "Manager"), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Distributor") and WCMA Tax-Exempt Fund (the "Fund").

     WHEREAS, the Manager has entered into an administration agreement with the Fund whereby the Manager provides certain administrative services to the Fund;

     WHEREAS, the Manager desires to waive all or a portion of its fees and/or reimburse direct expenses of the Fund;

     WHEREAS, the Distributor has entered into a Class 2 Distribution Plan pursuant to 12b-1 with the Fund whereby the Distributor provides certain account maintenance and distribution services to the Fund;

     WHEREAS, the Distributor desires to waive all or a portion of its fees and/or reimburse direct expenses of the Fund;

     WHEREAS, the Manager and the Distributor understand and intend that the Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

     NOW, THEREFORE, the Manager and the Distributor agree to waive fees and/or reimburse direct expenses of the Fund to the extent necessary to ensure that the net expenses for the Fund's Class ___ shares is [.___% higher than that of the Master Tax-Exempt Trust's initial feeder fund] [equal to that of Master Tax-Exempt Trust's initial feeder fund] for the annual period; provided, however, in no event shall the Manager or the Distributor be required either to waive fees in excess of the amount of fees actually charged by the Manager or the Distributor, respectively; and further provided, in no event shall the Manager or the Distributor be required to reimburse expenses in excess of the amount of direct expenses actually incurred by the Fund.

     This contractual fee waiver and/or reimbursement shall be effective through _________________________, 2004, and may be renewed for successive one year periods upon written agreement of the Fund, the Manager and the Distributor. The Manager and/or the Distributor may terminate its respective contractual fee waiver and/or reimbursement upon thirty (30) days written notice to the Fund.

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     IN WITNESS WHEREOF, the Manager, the Distributor and the Fund have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.


                                          FUND ASSET MANAGEMENT, L.P.


                                          By: PRINCETON SERVICES, INC.,
                                              General Partner


                                          By: __________________________________
                                              Name:
                                              Title:


                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED


                                          By: __________________________________
                                              Name:
                                              Title:


                                          WCMA TAX-EXEMPT FUND


                                          By: __________________________________
                                              Name:
                                              Title: